UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2022

VALVOLINE INC.

(Exact name of registrant as specified in its charter)

Kentucky	001-37884	30-0939371
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Valvoline Way Lexington, KY 40509
(Address of Principal Executive Offices)

(859) 357-7777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	VVV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On December 12, 2022, Valvoline Inc. (“Valvoline”) entered into an Amendment and Restatement Agreement (the “Amendment and Restatement Agreement”) among Valvoline, certain subsidiaries of Valvoline, The Bank of Nova Scotia, as administrative agent (in such capacity, the “Administrative Agent”), swing line lender and an L/C issuer, and the lenders party thereto, which amends and restates that certain Credit Agreement, dated as of July 11, 2016 (as amended by Amendment No. 1 to Credit Agreement, dated as of September 21, 2016, as supplemented by the Valvoline Joinder Agreement, dated as of September 26, 2016, as amended and restated by the Amendment and Restatement Agreement, dated as of April 12, 2019, and as further amended by Amendment No. 2 to Credit Agreement, dated as of November 10, 2022), among Valvoline (as successor in interest to Valvoline Finco One LLC), The Bank of Nova Scotia, as Administrative Agent, swing line lender and an L/C issuer, and the lenders and other L/C issuers party thereto (the “Original Credit Agreement” and as amended and restated by the Amendment and Restatement Agreement, the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement provides for an aggregate principal amount of $950 million in senior secured credit facilities (the “Valvoline Credit Facilities”), comprised of (i) a five-year $475 million term loan A facility (the “Term Loan Facility”) and (ii) a five-year $475 million revolving credit facility (which includes a $100 million letter of credit sublimit) (the “Revolving Facility”). As of the effective date of the Amendment and Restatement Agreement (the “Effective Date”), the lenders party thereto agree to commit to providing the Valvoline Credit Facilities to Valvoline substantially simultaneously with, and conditioned upon, the consummation of the sale of Valvoline’s Global Products business pursuant to the Equity Purchase Agreement dated as of July 31, 2022 (as may be amended, restated, supplemented or otherwise modified from time to time) between Valvoline and Gateway Velocity Holding Corp. (the “Divestiture”; the date on which the Divestiture occurs, the “Closing Date”). On the Closing Date, the Term Loan Facility will be fully drawn and the Revolving Facility will be available to be drawn. Proceeds of borrowings under the Valvoline Credit Facilities will be used on the Closing Date, among other things, (i) to prepay in full the principal amount of the term A loans under the Original Credit Agreement, together with all accrued but unpaid interest thereon, outstanding as of immediately prior to the Closing Date, (ii) to pay in full the principal amount of the revolving credit loans under the Original Credit Agreement, together with all accrued but unpaid interest thereon, outstanding as of immediately prior to the Closing Date, (iii) to pay in full all accrued and unpaid letter of credit fees and commitment fees under the Original Credit Agreement as of immediately prior to the Closing Date, (iv) if Valvoline elects to do so in its sole discretion, to pay all or a portion of any outstanding indebtedness of Valvoline, including all accrued and unpaid interest thereon, (v) to pay fees, costs and expenses in connection with the foregoing and the other transactions contemplated by the Amendment and Restatement Agreement, and (vi) to the extent any proceeds remain available, to fund general corporate purposes, including, without limitation, share repurchases. Proceeds of borrowings under the Revolving Facility will be used after the Closing Date for working capital and general corporate purposes (including permitted acquisitions).

The effectiveness of the Amendment and Restatement Agreement on the Effective Date is subject to certain conditions precedent, including (i) the delivery of certain certificates and organizational documents, and (ii) certain other conditions set forth in the Amendment and Restatement Agreement. The funding of the Valvoline Credit Facilities on the Closing Date is also subject to certain conditions precedent, including (i) the consummation of the Divestiture, (ii) the delivery of certain certificates and opinions, (ii) payment of fees and expenses to the Administrative Agent, the arrangers and lenders, (iii) the delivery of a request for credit extension, and (iv) certain other conditions set forth in the Amendment and Restatement Agreement. Any subsequent funding under the Revolving Facility is subject to a bring down of the representations and warranties set forth in the Amended and Restated Credit Agreement and the other loan documents, the absence of any default and the delivery of a request for credit extension.

The Valvoline Credit Facilities will continue to be guaranteed by Valvoline’s existing and future subsidiaries (other than certain immaterial subsidiaries, joint ventures, special purpose financing subsidiaries, regulated subsidiaries, foreign subsidiaries and certain other subsidiaries), and will continue to be secured by a first-priority security interest in substantially all the personal property assets of Valvoline and the guarantors, including all or a portion of the equity interests of certain of Valvoline’s domestic subsidiaries and first-tier foreign subsidiaries and, in certain cases, a portion of the equity interests of other foreign subsidiaries.

At Valvoline’s option, loans issued under the Amended and Restated Credit Agreement will bear interest at either the adjusted term SOFR or an alternate base rate, in each case plus the applicable interest rate margin. In the case of SOFR loans, Valvoline may select interest periods of one, three or six months and, upon approval of all lenders under the applicable facility, twelve months or such shorter period as is requested by Valvoline and approved by all lenders. Loans will initially bear interest at adjusted Term SOFR plus 2.000% per annum, in the case of SOFR borrowings, or at the alternate base rate plus 1.000%, in the alternative, through and including the date of delivery of a quarterly compliance certificate and thereafter the interest rate will fluctuate between adjusted Term SOFR plus 1.375% per annum and adjusted Term SOFR plus 2.250% per annum (or between the alternate base rate plus 0.375% per annum and the alternate base rate plus 1.250% annum), based upon Valvoline’s Consolidated Total Net Leverage Ratio (as defined in the

Amended and Restated Credit Agreement) at such time. In addition, after the Closing Date, Valvoline will initially be required to pay fees of 0.300% per annum on the daily unused amount of the Revolving Facility through and including the date of delivery of a compliance certificate, and thereafter the fee rate will fluctuate between 0.175% and 0.350% per annum, based upon Valvoline’s Consolidated Total Net Leverage Ratio.

The Valvoline Credit Facilities may be prepaid at any time and from time to time in whole or in part without premium or penalty (but subject to reimbursement for any break funding losses). Valvoline must prepay the Term Loan Facility with 100% of the net cash proceeds (i) obtained by Valvoline or any of its subsidiaries from certain dispositions, (ii) as a result of the occurrence of a casualty event or (iii) from the incurrence or issuance by Valvoline or any of its subsidiaries of any indebtedness that is not permitted under the Amended and Restated Credit Agreement or of any refinancing debt, in each case, subject to the reinvestment rights and other terms and conditions set forth in the Amended and Restated Credit Agreement. The Term Loan Facility will amortize at a rate of 5% per annum after the funding on the Closing Date (payable in equal quarterly installments), with the outstanding balance of the Term Loan Facility to be paid on the final maturity date. The outstanding balance of the Revolving Facility must be paid on the final maturity date. The final maturity date of the Valvoline Credit Facilities is the date that is the fifth anniversary after the Closing Date.

The Amended and Restated Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including limitations on liens, additional indebtedness, investments, restricted payments, asset sales, mergers, affiliate transactions and other customary limitations, as well as financial covenants (including maintenance of a maximum consolidated net leverage ratio and a minimum consolidated interest coverage ratio) and other customary limitations. The Amended and Restated Credit Agreement also contains usual and customary events of default, including non-payment of principal, interest, fees and other amounts, material breach of a representation or warranty, non-performance of covenants and obligations, default on other material debt, bankruptcy or insolvency, material judgments, incurrence of certain material ERISA liabilities, invalidity of loan documentation, impairment of the collateral and change of control.

The foregoing summary of the Amendment and Restatement Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Amendment and Restatement Agreement, a copy of which is filed as exhibit 10.1 hereto and is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b). On December 7, 2022, Stephen E. Macadam notified the Board of Directors (the “Board”) of Valvoline of his intention not to stand for reelection upon expiration of his term as a Director at Valvoline’s 2023 Annual Meeting of Shareholders due to other commitments which would make it difficult for him to devote the time necessary to fulfill his duties as a director of Valvoline. Valvoline is extremely grateful to Mr. Macadam for his service on the Board and values his contribution through Valvoline’s strategic transformation to a pure-play automotive retail service provider. Mr. Macadam’s decision to not stand for reelection to the Board did not result from any disagreement with Valvoline.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Amendment and Restatement Agreement, dated as of December 12, 2022, among Valvoline, certain subsidiaries of Valvoline party thereto, The Bank of Nova Scotia, as Administrative Agent, swing line lender and an L/C issuer, and the lenders party thereto (including Exhibit A - Amended and Restated Credit Agreement, among Valvoline, The Bank of Nova Scotia, as Administrative Agent, swing line lender and an L/C issuer, and the lenders and other L/C issuers party thereto).

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALVOLINE INC.

Dated: December 13, 2022	By:	/s/ Mary E. Meixelsperger
Mary E. Meixelsperger
Chief Financial Officer